Exhibit (a)(5)(ix)

Viston United Swiss AG provides CFIUS Update in Connection with All-Cash Offer to Acquire Petroteq Energy Inc.; Extends Offer

•    CFIUS clearance process moving forward

•    Time for acceptance of the Offer has been extended to June 17, 2022

TORONTO, April 14, 2022 – Viston United Swiss AG (“Viston”), together with its indirect, wholly-owned subsidiary, 2869889 Ontario Inc. (the “Offeror”) is providing an update with respect to filings made with the Committee on Foreign Investment in the United States (“CFIUS”) in connection with its all-cash offer (the “Offer”) to acquire all of the issued and outstanding common shares (“Common Shares”) of Petroteq Energy Inc. (“Petroteq”) (TSX-V: PQE; OTC: PQEFF; FSE: PQCF), and is announcing that it will mail a notice of extension dated April 14, 2022 (the “Notice of Extension”) to the registered shareholders of Petroteq, extending the time for acceptance of the Offer to 5:00 p.m. (Toronto time) on June 17, 2022. The Notice of Extension will also be filed on Petroteq’s SEDAR profile at www.sedar.com and with the U.S. Securities and Exchange Commission at www.sec.gov.

Regulatory Update

The Offer is being extended in order to allow additional time for the Offeror to obtain clearance under U.S. national security regulations, which is a condition to the Offer. Except for the extension of the Offer, all other terms and conditions of the Offer continue to remain in effect and unchanged.

Background to the CFIUS Condition

CFIUS is a group of Cabinet-level officials in the U.S. government who are authorized to review certain transactions involving foreign investment in the United States, in order to determine the effect of such transactions on the national security of the United States. On January 6, 2022, the Offeror made a voluntary declaration filing (the “Declaration”) with CFIUS. The Declaration was made for the purpose of securing a clearance by CFIUS that the Offeror’s acquisition of Common Shares pursuant to the Offer and the subsequent second-step acquisition by the Offeror of any Common Shares not acquired by it in the Offer (the “Transactions”) as reflected in (i) a written notice from CFIUS that the Transactions do not constitute a “covered transaction” under relevant government regulations, (ii) a written notice from CFIUS that it has completed its assessment, review, or investigation of the Transactions and has concluded all action under Section 721 of the U.S. Defense Production Act of 1950, as amended (the “DPA”), or (iii) an announcement by the President of the United States, made within the period required by the DPA, of a decision not to take any action to suspend or prohibit the Transactions (each of (i), (ii), or (iii) being a “Clearance”).

On February 24, 2022, Viston announced that following the expiration of the assessment period, CFIUS notified the Offeror that it was unable to complete action under the DPA and grant a Clearance on the basis of the Declaration. Accordingly, Viston and the Offeror determined to file a voluntary notice (the “Notice”) with CFIUS seeking a Clearance, in order to satisfy the conditions to the Offer. Viston and the Offeror commenced the preparation of the Notice with the objective of preparing the Notice on an expedited basis, submitting the Notice to CFIUS and commencing the 45-day notice review period as soon as practicable.

Pursuant to the February 25, 2022 Petroteq announcement of its willingness to assist Viston with the CFIUS filings, and following discussions between representatives of the Offeror and Petroteq, the Offeror’s U.S. counsel engaged with representatives of Petroteq in order to jointly prepare the Notice. Further to the Declaration filed by the Offeror, the Notice includes additional required information in respect of Petroteq provided by Petroteq. On April 6, 2022, the Offeror and Petroteq pre-filed the Notice with CFIUS. Viston and the Offeror currently expect that the parties will submit the Notice formally to CFIUS by the end of April and that CFIUS will begin its review shortly thereafter. Assuming CFIUS begins its review in late April or early May, Viston and the Offeror currently expect that CFIUS’s 45-day review period will end by mid-June.

Notice of Extension

The Offeror will mail and file the Notice of Extension to the registered shareholders of Petroteq, extending the time for acceptance of the Offer to 5:00 p.m. (Toronto time) on June 17, 2022, in order to allow additional time for the Clearance to be granted, thereby satisfying one of the conditions to the Offer.

If the Clearance has not been obtained by June 17, 2022, the Offeror may extend the Offer through one or more extensions until the date on which the Clearance is obtained.

Common Shares Tendered to Offer

Kingsdale Advisors, the Depositary and Information Agent for the Offer, has advised the Offeror that, as of 5:00 p.m. (Toronto time) on April 14, 2022, approximately 598,439,128 Common Shares had been validly tendered to the Offer and had not been validly withdrawn. Based on Viston’s understanding of the share capitalization of Petroteq1, the tendered Common Shares represent approximately 78.835% of the currently issued and outstanding Common Shares and approximately 75.875% of the Common Shares, measured on a fully diluted basis.1

Holders of Common Shares who have previously validly tendered and not withdrawn their shares do not need to re-tender their Common Shares or take any other action in response to the extension of the Offer.

Summary of Offer Details

Viston reminds Shareholders of the following key terms and conditions of the Offer:

•

Shareholders will receive C$0.74 in cash for each Common Share. The Offer represents a significant premium of approximately 279% based on the closing price of C$0.195 per Common Share on the TSX-V on August 6, 2021, being the last trading day prior to the issuance of a cease trade order by the Ontario Securities Commission at which time the TSX-V halted trading in the Common Shares. The Offer also represents a premium of approximately 1,032% to the volume weighted average trading price of C$0.065 per Common Share on the TSX-V for the 52-weeks preceding the German voluntary public purchase offer in April 2021.

•	The Offer is expressed in Canadian dollars but Shareholders may elect to receive their consideration in the U.S. dollar equivalent amount.

•	The Offer is open for acceptance until 5:00 p.m. (Toronto time) on June 17, 2022, unless the Offer is extended, accelerated or withdrawn by the Offeror in accordance with its terms.

•

Registered Shareholders may tender by sending their completed Letter of Transmittal, share certificates or DRS statements and any other required documents to Kingsdale, as Depositary and Information Agent. Registered Shareholders are encouraged to contact Kingsdale promptly to receive guidance on the requirements and assistance with tendering.

•	Beneficial Shareholders should provide tender instructions and currency elections to their financial intermediary. Beneficial Shareholders may also contact Kingsdale for assistance.

•

The Offer is subject to specified conditions being satisfied or waived by the Offeror. These conditions include, without limitation: the Canadian statutory minimum tender condition of at least 50% +1 of the outstanding Common Shares being validly deposited under the Offer and not withdrawn (this condition cannot be waived); at least 50% +1 of the outstanding Common Shares on a fully diluted basis being validly deposited under the Offer and not withdrawn; the Offeror having determined, in its reasonable judgment, that no Material Adverse Effect exists; and receipt of all necessary regulatory approvals. Assuming that the statutory minimum tender condition is met and all other conditions are met or waived, the Depositary will pay Shareholders promptly following the public announcement of take-up and pay.

[1]

According to a list of registered shareholders provided by Petroteq’s Canadian legal counsel on April 10, 2022, Viston believes that there are 759,100,618 Common Shares currently issued and outstanding and 788,715,251 Common Shares, measured on a fully-diluted basis.

For More Information and How to Tender Shares to the Offer

Shareholders who hold Common Shares through a broker or intermediary should promptly contact them directly and provide their instructions to tender to the Offer, including any U.S. dollar currency election. Taking no action and not accepting the Offer comes with significant risks of shareholder dilution and constrained share prices. The deadline for Shareholders to tender their shares is June 17, 2022.

For assistance or to ask any questions, Shareholders should visit www.petroteqoffer.com or contact Kingsdale Advisors, the Information Agent and Depositary in connection with the Offer, within North America toll-free at 1-866-581-1024, outside North America at 1-416-867-2272 or by e-mail at contactus@kingsdaleadvisors.com.

Advisors

The Offeror has engaged Gowling WLG (Canada) LLP to advise on certain Canadian legal matters and Dorsey & Whitney LLP to advise on certain U.S. legal matters. Kingsdale Advisors is acting as Information Agent and Depositary.

About the Offeror

The Offeror is an indirect, wholly-owned subsidiary of Viston, a Swiss company limited by shares (AG) established in 2008 under the laws of Switzerland. The Offeror was established on September 28, 2021 under the laws of the Province of Ontario. The Offeror’s registered office is located at 100 King Street West, Suite 1600, 1 First Canadian Place, Toronto, Ontario, Canada M5X 1G5. The registered and head office of Viston is located at Haggenstreet 9, 9014 St. Gallen, Switzerland.

Viston was created to invest in renewable energies and clean technologies, as well as in the environmental protection industry. Viston aims to foster innovative technologies, environmentally-friendly and clean fossil fuels and to help shape the future of energy. Since October 2008, Viston has undertaken its research, development and transfer initiatives in Saint Gallen, Switzerland. Viston has been working to optimize and adapt these technologies to current market requirements to create well-engineered products. Viston’s work also includes the determination of technical and economic risks, as well as the search for financing opportunities.

Caution Regarding Forward-Looking Statements

Certain statements contained in this news release contain “forward-looking information” and are prospective in nature. Forward-looking information is not based on historical facts, but rather on current expectations and projections about future events, and are therefore subject to risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by the forward-looking information. Often, but not always, forward-looking information can be identified by the use of forward-looking words such as “plans”, “expects”, “intends”, “anticipates”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking information contained in this news release includes, but is not limited to, statements relating to the expectations regarding the process for, and timing of, obtaining regulatory approvals; expectations relating to the Offer; estimations regarding the issued and outstanding Common Shares, including as measured on a fully-diluted basis; and the satisfaction or waiver of the conditions to consummate the Offer.

Although the Offeror and Viston believe that the expectations reflected in such forward-looking information are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward-looking information, and actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results, performance or achievements of the Offeror or the completion of the Offer to differ materially from any future results, performance or achievements expressed or implied by such forward-looking information include, among other things, the ultimate outcome of any possible transaction between Viston and Petroteq, including the possibility that Petroteq will not accept a transaction with Viston or enter into discussions regarding a possible transaction, actions taken by Petroteq, actions taken by security holders of Petroteq in respect of the Offer, that the conditions of the Offer may not be satisfied or waived by Viston at the expiry of the Offer period, the ability of the Offeror to acquire 100% of the Common Shares through the Offer, the ability to obtain regulatory approvals and meet other closing conditions to any possible transaction, including any necessary shareholder approvals, potential adverse reactions or changes to business relationships resulting from the announcement, pendency or completion of the Offer transaction or any subsequent transaction, competitive responses to the announcement or completion of the Offer, unexpected costs, liabilities, charges or expenses resulting from the proposed transaction, exchange rate risk related to the financing arrangements, litigation relating to the proposed transaction, the inability to engage or retain key personnel, any changes in general economic and/or industry-specific conditions, industry risk, risks inherent in the running of the business of the Offeror or its affiliates, legislative or regulatory changes, Petroteq’s structure and its tax treatment, competition in the oil & gas industry, obtaining necessary approvals, financial leverage for additional funding requirements, capital requirements for growth, interest rates, dependence on skilled staff, labour disruptions, geographical concentration, credit risk, liquidity risk, changes in capital or securities markets and that there are no inaccuracies or material omissions in Petroteq’s publicly available information, and that Petroteq has not disclosed events which may have occurred or which may affect the significance or accuracy of such information. These are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of the Offeror’s forward-looking information. Other unknown and unpredictable factors could also impact its results. Many of these risks and uncertainties relate to factors beyond the Offeror’s ability to control or estimate precisely. Consequently, there can be no assurance that the actual results or developments anticipated by the Offeror will be realized or, even if substantially realized, that they will have the expected consequences for, or effects on, the Offeror, its future results and performance.

Forward-looking information in this news release is based on the Offeror and Viston’s beliefs and opinions at the time the information is given, and there should be no expectation that this forward-looking information will be updated or supplemented as a result of new information, estimates or opinions, future events or results or otherwise, and each of the Offeror and Viston disavows and disclaims any obligation to do so except as required by applicable Law. Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of the Offeror or any of its affiliates or Petroteq.

Unless otherwise indicated, the information concerning Petroteq contained herein has been taken from or is based upon Petroteq’s and other publicly available documents and records on file with the Securities Regulatory Authorities and other public sources at the time of the Offer. Although the Offeror and Viston have no knowledge that would indicate that any statements contained herein relating to Petroteq, taken from or based on such documents and records are untrue or incomplete, neither the Offeror, Viston nor any of their respective officers or directors assumes any responsibility for the accuracy or completeness of such information, or for any failure by Petroteq to disclose events or facts that may have occurred or which may affect the significance or accuracy of any such information, but which are unknown to the Offeror and Viston.

Additional Information

This news release relates to a tender offer which Viston, through the Offeror, has made to Shareholders. The Offer is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase and Circular, the Notice of Variation and Extension dated February 1, 2022, the Second Notice of Extension dated February 24, 2022, the Third Notice of Extension, the letter of transmittal and other related offer documents) initially filed by Viston on October 25, 2021, as subsequently amended. These materials, as may be amended from time to time, contain important information, including the terms and conditions of the Offer. Subject to future developments, Viston (and, if applicable, Petroteq) may file additional documents with the Securities and Exchange Commission (the “SEC”). This press release is not a substitute for any tender offer statement, recommendation statement or other document Viston and/or Petroteq may file with the SEC in connection with the proposed transaction.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. Investors and security holders of Petroteq are urged to read the tender offer statement (including the Offer to Purchase and Circular, the Notice of Variation and Extension dated February 1, 2022, the Second Notice of Extension dated February 24, 2022, the Third Notice of Extension, the letter of transmittal and other related offer documents) and any other documents filed with the SEC carefully in their entirety if and when they become available as they will contain important information about the proposed transaction. Any investors and security holders may obtain free copies of these documents (if and when available) and other documents filed with the SEC by Viston through the web site maintained by the SEC at www.sec.gov or by contacting Kingsdale Advisors, the Information Agent and Depositary in connection with the offer, within North America toll-free at 1-866-581-1024, outside North America at 1-416-867-2272 or by e-mail at contactus@kingsdaleadvisors.com.

For More Information

Media inquiries:

Hyunjoo Kim

Vice President, Strategic Communications and Marketing

Kingsdale Advisors,

Direct: 416-867-2357

hkim@kingsdaleadvisors.com

For assistance in depositing Petroteq Common Shares to the Offer, please contact:

Kingsdale Advisors

130 King Street West, Suite 2950

Toronto, ON M5X 1E2

North American Toll Free: 1-866-581-1024

Outside North America: 1-416-867-2272

Email: contactus@kingsdaleadvisors.com

www.petroteqoffer.com

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